                                                                     EXHIBIT 2.1

                                  AGREEMENT



                                  relating to

                                  sale and purchase of all the shares in Paragon Solutions Limited



                                  EACH PERSON LISTED IN SCHEDULE 1

                                  as a Vendor and the Vendors





                                  TURNSTONE SYSTEMS, INC.

                                  as Purchaser


                                  and


                                  GRAHAM PARKINS


                                  as Vendors' Representative




                                  19 JULY 2000

CONTENTS
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
1.  INTERPRETATION..........................................................1

2.  SALE AND PURCHASE.......................................................7

3.  CONDITIONS..............................................................8

4.  PURCHASE PRICE.........................................................10

5.  PENDING COMPLETION.....................................................11

6.  COMPLETION.............................................................13

7.  DEFAULT................................................................15

8.  NON-SOLICITATION AND NON-HIRING........................................16

9.  WARRANTIES.............................................................17

10. VENDORS' REPRESENTATIVE................................................21

11. NOMINATED TRANSFEREE...................................................23

12. EXPENSES...............................................................23

13. DELAY..................................................................23

14. FURTHER ASSURANCES.....................................................24

15. NON MERGER.............................................................24

16. CONFIDENTIALITY AND ANNOUNCEMENTS......................................24

17. ENTIRE AGREEMENT.......................................................25

18. SEVERABILITY...........................................................25

19. ASSIGNMENT.............................................................26

20. NOTICES................................................................26

21. AMENDMENTS.............................................................27

22. COUNTERPARTS...........................................................27



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

23. GOVERNING LAW..........................................................27

24. MEDIATION AND ARBITRATION..............................................27

SCHEDULE 1: VENDORS........................................................32

SCHEDULE 2: WARRANTIES.....................................................33

SCHEDULE 3: LIST OF EMPLOYEES..............................................42

SCHEDULE 4:  ASSETS SUBJECT TO PERMITTED TRANSFER..........................43

ANNEXURE A: FORM OF EMPLOYMENT AGREEMENT...................................44

ANNEXURE B: FORM OF EMPLOYEE PROPRIETARY INFORMATION AGREEMENT.............45

ANNEXURE C: FORM OF OPINION OF GILLESPIE YOUNG WATSON......................46

This AGREEMENT is made on 19 July 2000


BETWEEN         (1)      EACH PERSON LISTED IN SCHEDULE 1 (each a VENDOR and
                         together the VENDORS)


AND             (2)      TURNSTONE SYSTEMS, INC. (the PURCHASER)


AND             (3)      GRAHAM PARKINS (the VENDORS' REPRESENTATIVE).


INTRODUCTION

A.     The Vendors, in aggregate, own all of the shares in the Company.


B. Each Vendor has agreed to sell all of the Vendor's shares in the Company to the Purchaser and the Purchaser has agreed to purchase those shares on the terms set out in this Agreement.


C. The Vendors' Representative has agreed to act as the agent of each Vendor under this Agreement.


IT IS AGREED

1.     INTERPRETATION

1.1    DEFINITIONS

       In this Agreement, unless the context otherwise requires:

       AGREEMENT means this Agreement together with the schedules and annexures;


       AGREED FORM means in a form agreed by the Vendors' Representative and the Purchaser prior to execution of this Agreement;


       ASSETS means all assets owned or used by the Company as at the Completion Date;


       BALANCE DATE means 30 June 2000;


       BUSINESS means the business or businesses carried on by the Company at any time up to Completion;


       BUSINESS DAY means a day on which banks are open for general banking business, other than a Saturday or Sunday, in Wellington, New Zealand and Santa Clara, California, United States;


       COMPANY means Paragon Solutions Limited;

       COMPANIES ACT means the Companies Act 1993;


       COMPLETION means the performance by each Vendor, the Vendors and the Purchaser of their respective obligations under clause 6 or, as the context may require, the time when such performance is completed;


       COMPLETION DATE means the date five Business Days after the date on which the final Condition is fulfilled or waived under clause 3 or such other date as may be agreed between the Vendors' Representative and the Purchaser or, as the case may require, the date on which Completion takes place;


       CONDITIONS means the conditions precedent set out in clause 3.1;


       CONFIDENTIAL AGREEMENT means each agreement to which the Company is, or becomes prior to Completion, a party, and which has not been included in the Due Diligence Materials because of disclosure restrictions contained in that agreement;


       CONFIDENTIAL INFORMATION means the know-how, trade secrets, technical processes, information relating to products, finances, contractual arrangements with customers or suppliers and other information relating to the Business and the Company which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential;


       CONSENT means:


       (a) any authorisation, approval, consent, licence, permit, franchise, permission, order, notification, filing, registration, lodgement, agreement, declaration or exemption from, by or with a Public Authority; and


       (b) in relation to anything which will be prohibited or restricted in whole or part by law if a Public Authority intervenes or acts in any way within a specified period after lodgement, filing, registration, or notification, the expiry of such period without such intervention or action;


       DEFAULT INTEREST means interest calculated at 10 per cent. per annum;


       DISTRIBUTION has the meaning given in section 2 of the Companies Act;


       DUE DILIGENCE MATERIAL means the documents and materials provided by the Vendors' Representative to the Purchaser in Agreed Form;


       EXCLUDED EMPLOYEES means persons listed in Schedule 3 who, on the date on which the Second Instalment Payment is to be paid, are, or are to be, employed by the Purchaser or any of its subsidiaries other than the Company;


       FINANCIAL STATEMENTS means:


       (a) the unaudited statement of financial position of the Company as at the Balance Date; and


       (b) the audited statement of financial performance of the Company for each of the annual financial periods ended 31 March 1999 and 2000 respectively, together with all notes or information, directors' and auditor's reports relating to those statements all as contained in the Due Diligence Material;


       FIRST INSTALMENT PAYMENT means the first instalment payment for the purchase of the Shares as provided for in clause 4.1;


       GAAP means generally accepted accounting practice in New Zealand as defined in section 3 of the Financial Reporting Act 1993;


       GOODWILL means the goodwill of the Company including, but not limited to the benefit of all pending contracts, orders and engagements and the right to all Intellectual Property Rights relating to the Company;


       INCOME TAX ACT means the Income Tax Act 1994;


       INTELLECTUAL PROPERTY RIGHTS means all trade marks, trade names, patents, designs, licences, inventions and technical information (whether registered or not) and any copyright material, the right to all lists of customers and suppliers of the Company and all other intellectual property rights and Confidential Information, used by or owned by the Company;


       MATERIAL ADVERSE EFFECT, in relation to the Company, means a material adverse effect on the Company's financial condition, operations or Business, but does not include the effect of the termination of any existing customer contract for the provision of design work and services to which the Company is a party;


       NOMINATED TRANSFEREE means a subsidiary of the Purchaser which has been nominated by the Purchaser pursuant to clause 11.1 to take the transfers of the Shares at Completion;


       PROPERTY means the property leased by the Company, located at level 3, Telecom House, 17 Market Grove, Lower Hutt, under a deed of lease dated 17 July 1999 between the Company and Continieau Investments Limited;


       PERMITTED TRANSFER means the transfer by the Company to a person designated in writing by the Vendors' Representative to the Purchaser, prior to the Completion Date, of the assets listed in Schedule 4 for nominal consideration;


       PUBLIC AUTHORITY means:


       (a) any government in any jurisdiction whether national, federal, state, regional, territorial or local; and


       (b) any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or any state-owned enterprise;


       PURCHASE PRICE means the purchase price for the purchase of the Shares as provided for in clause 4.1;


       PURCHASER includes, where the context so requires, any subsidiary of the Purchaser nominated by the Purchaser under clause 11.1 as the Nominated Transferee;

       RELATED COMPANY, in relation to the Company, means a company which is related to the Company in any of the following ways:

       (a)    the Company is its holding company or subsidiary; or


       (b) more than half of the issued shares of the company, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital is held by the Company and companies related to the Company (whether directly or indirectly, but other than in a fiduciary capacity); or


       (c) more than half of the issued shares, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, of each of them is held by members of the other (whether directly or indirectly, but other than in a fiduciary capacity); or


       (d) the businesses of the companies have been so carried on that the separate business of each company, or a substantial part of it, is not readily identifiable; or


       (e)    there is another company to which both companies are related;


       SECOND INSTALMENT PAYMENT means the second instalment payment for the purchase of the Shares as provided for in clause 4.1;

       SHARES means all the shares in the Company which, at the date of this Agreement, comprise 2,424,228 Class A shares in the Company;

       TAX ACT means the Income Tax Act, the Tax Administration Act 1994 and the Goods and Services Tax Act 1985;

       VENDORS' REPRESENTATIVE means Graham Parkins or any substitute person appointed under clause 10.2;


       VENDOR'S PROPORTION, in relation to a Vendor, means the proportion that is equivalent to the proportion, at the date of this Agreement, that the Vendor's Shares bear to the Shares;


       VENDOR'S SHARES, in relation to a Vendor, means all the shares in the Company held by that Vendor being, at the date of this Agreement, the Shares specified against the Vendor's name in Schedule 1;


       VENDORS' SOLICITORS means Gillespie Young Watson, Lower Hutt, New Zealand; and


       WARRANTIES means the warranties contained in Schedule 2.


1.2    CONSTRUCTION OF CERTAIN REFERENCES

       In this Agreement, unless the context otherwise requires:


       (a) AGREEMENT includes a contract, deed, licence, franchise, undertaking, arrangement or understanding (in each case whether oral or written) or other document recording obligations (whether mutual or otherwise);


       (b) ASSETS includes the whole or any part of the relevant person's business, undertaking, property, revenues or choses in action, in each case, present or future;


       (c) DISPOSAL of an asset includes a sale, gift, transfer or any other disposition of, or the grant of an option over, a right or interest, whether legal or equitable, in that asset or an agreement for any of those acts (and references to DISPOSE are to be construed accordingly);


       (d) ENCUMBRANCE includes a debenture, mortgage, charge, pledge, lien, hypothecation, title retention, equitable right, deferred purchase, option, right of pre-emption, tenancy, right of occupation and any other security interest or third party right whether legal or equitable;


       (e) EVENT includes any act, omission, transaction or other occurrence (whether or not the Company is a party to it) and includes Completion. References to the result of any event on or before the Completion Date include the combined result of two or more events, the first of which has taken place on or before that date;


       (f)    RELIEF includes:


              (i) any relief, loss, allowance, credit, deduction, or set-off in computing income, profits or gains for the purposes of taxation, or any grant conferred on any person; or


              (ii) any right to repayment of taxation (whether or not including interest) available to that person,


              whether in New Zealand or elsewhere;


       (g) SUBSIDIARY has the meaning given to that term in section 5 of the Companies Act;


       (h)    TAXATION includes:


              (i) all forms of taxation, withholding, duties, dues, imposts, levies and rates of New Zealand or elsewhere and, in particular (but without limitation), income tax, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes, accident compensation levies and withholding taxes; and


              (ii) all costs, charges, interest, penalties, fines and expenses, incidental and relating to or arising in connection with any such taxes, duties, dues, imposts, levies and rates or the negotiation of any settlement of any dispute as to the liability of any person for them, or any actual or threatened taxation claim or proceedings of whatever nature and wherever undertaken in connection with them; and


       (i) TAXATION CLAIM includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Public Authority or other person, whether in New Zealand or elsewhere, and in particular (but without limitation), the Inland Revenue Department, the Customs Department and the Accident Rehabilitation and Compensation Insurance Corporation in New Zealand (or any overseas body with similar functions or powers), whereby the Purchaser or a the Company may be, or be sought to be, placed under any or any increased liability to taxation or may be deprived or sought to be deprived of any relief which might otherwise have been available.


1.3    GENERAL REFERENCES

       In this Agreement, unless the context otherwise requires:

       (a)    CLAUSE, SCHEDULE, ANNEXURE


              a reference to a clause, schedule or annexure is a reference to a clause of, schedule to, or annexure to this Agreement;


       (b)    VARIED DOCUMENT


              a reference to this Agreement or another instrument includes any variation, novation, or replacement of either of them;


       (c)    STATUTES


              a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the date of this Agreement);


       (d)    FINANCIAL REFERENCES


              references to and expressions used in connection with financial calculations, valuations, accounting or financial reporting functions or their description in this Agreement bear the respective meanings ascribed to like expressions or expressions to similar intent under GAAP;


       (e)    SINGULAR INCLUDES PLURAL


              the singular includes the plural and vice versa;


       (f)    PERSON INCLUDES GROUPS


              the word person includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;


       (g)    PERSON INCLUDES SUCCESSORS


              a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;


       (h)    JOINT AND SEVERAL


              an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;


       (i)    CURRENCY


              a reference:


              (i) to U.S.$ or U.S. dollars is a reference to the lawful currency of the United States of America; and

              (ii) to N.Z.$ or N.Z. dollars is a reference to the lawful currency of New Zealand;


       (j)    GENDER


              words importing one gender include the other genders; and


       (k)    VENDOR'S KNOWLEDGE


              a reference in the Due Diligence Material or this Agreement to the knowledge, belief or awareness (or similar expression) of a Vendor is a reference to the knowledge, belief or awareness of the Vendor after making due and careful inquiry, whether or not that inquiry is undertaken. The knowledge, belief or awareness of one Vendor is deemed to be the knowledge, belief or awareness of all Vendors.


1.4    HEADINGS

       Headings are to be ignored in construing this Agreement.


1.5    DISPUTE AS TO GAAP

       Any dispute as to the meaning of GAAP is to be determined under clause
       24.


1.6    VENDORS

       (a)    VENDOR INDIVIDUALLY LIABLE FOR OBLIGATIONS


              Subject to clauses 1.6(c) and 1.6(d), each Vendor is liable only for the obligations expressed to be assumed by him or her under this Agreement and is not liable for the obligations of any other Vendor.


       (b)    INDIVIDUAL LIABILITY FOR DEFAULT


              Subject to clauses 1.6(c) and 1.6(d), a default or breach of this Agreement by a Vendor does not constitute a default or breach of this Agreement by any other Vendor.


       (c)    VENDORS JOINTLY AND SEVERALLY LIABILITY


              A reference in this Agreement to "the Vendors" is deemed to include all of the Vendors both jointly and severally.


       (d)    JOINT SHAREHOLDERS


              Where two or more Vendors hold any of the Shares jointly those Vendors' obligations under this Agreement are joint and several, but their entitlements to participate in payments of the Purchase Price and to vote under this Agreement are to be treated as if together they are one Vendor.

2.     SALE AND PURCHASE


2.1    AGREEMENT TO SELL SHARES

       Each Vendor will sell, and the Purchaser will purchase, legal and beneficial title to the Vendor's Shares free from any encumbrances and with the benefit of all rights attaching to the Vendor's Shares on or after the date of this Agreement, on the terms and conditions set out in this Agreement.


2.2    VENDOR ACKNOWLEDGEMENT

       Without prejudicing or limiting any prior Consent or waiver, each Vendor, by executing this Agreement:


       (a)    COMPANIES AMENDMENT ACT 1963


              waives the requirements of the Companies Amendment Act 1963;


       (b)    APPROVAL OF TRANSFER


              in accordance with clause 12.9 of the Company's constitution, approves the transfers of the Shares to the Purchaser in accordance with this Agreement; and


       (c)    PRE-EMPTIVE RIGHTS


              waives the Vendor's pre-emptive rights under the Company's constitution to purchase the Shares.


3.     CONDITIONS


3.1    CONDITIONS PRECEDENT

       Completion of this Agreement is subject to:


       (a)    COMMERCE ACT


              receipt by the Purchaser, in writing, on terms acceptable to the Purchaser in its absolute discretion, of any clearances or authorisations as may be considered necessary or desirable by the Purchaser under Part III of the Commerce Act 1986 for the implementation of this Agreement;


       (b)    OVERSEAS INVESTMENT REGULATIONS


              receipt by the Purchaser, in writing on terms acceptable to the Purchaser in its absolute discretion, of all consents required under the Overseas Investment Regulations 1995 for the implementation of this Agreement;

       (c)    DUE DILIGENCE


              the Purchaser conducting a due diligence review of the Company and the Business and all documentation and records relating to the Company and the Business (other than the Confidential Agreements) and the results of that review being satisfactory to the Purchaser in its absolute discretion;


       (d)    LANDLORD'S CONSENT


              the Vendors obtaining for the benefit of the Purchaser all necessary approvals for the change of control of the Company to the Purchaser from the landlord of the Property, in a form and on terms, if any, acceptable to the Purchaser in its absolute discretion;


       (e)    TRANSFER OF ALL SHARES


              each shareholder of the Company (irrespective of whether or not that shareholder is named in this Agreement as a Vendor) agreeing to transfer legal and beneficial title to all shares in the Company held by that shareholder on the terms and conditions of this Agreement;


       (f)    EMPLOYMENT AGREEMENTS


              each employee of the Company listed in Schedule 3 agreeing to continue his or her employment with the Company following Completion by entering into a new employment agreement with the Company, substantially in the form attached as Annexure "A", and an employee proprietary information agreement with the Purchaser, substantially in the form attached as Annexure "B", and receipt by the Company of those agreements duly executed by each such employee; and


       (g)    OPINION OF VENDORS' SOLICITORS


              receipt by the Purchaser of a draft opinion of the Vendors' Solicitors substantially in the form attached as Annexure "C" and acceptable in all respects (including as to its content) to the Purchaser in its absolute discretion.


3.2    BENEFIT OF CONDITIONS

       The parties acknowledge that the Conditions set out in clause 3.1 have been inserted for the benefit of the Purchaser only.


3.3    FULFILMENT OF CONDITIONS

       The Vendors and the Purchaser must:


       (a)    REASONABLE ENDEAVOURS


              use all reasonable endeavours to procure the fulfilment of the Conditions; and


       (b)    PURSUE APPLICATIONS


              as soon as possible make all appropriate applications, diligently pursue those applications, and do all acts, matters and things within its power and control and supply all information as is reasonably necessary or convenient to satisfy the Conditions.


3.4    NON-FULFILMENT OF CONDITIONS

       If the Conditions set out in clause 3.1 have not been fulfilled or (to the extent that they are capable of waiver) waived by the Purchaser by 30 September 2000, or such later date as agreed in writing by the Vendors' Representative and the Purchaser, then this Agreement will terminate. If this Agreement is terminated under this clause 3.4 no party is to have any claim against any other party arising under or in connection with that termination other than in respect of any breach of clause 16 or any breach of this Agreement occurring before termination, but otherwise this Agreement has no further effect.


3.5    PURCHASE OF ALL SHARES

       Notwithstanding any other provision of this Agreement, the Purchaser is not obliged to perform its obligations under clause 6, and Completion is not to occur, unless the Purchaser is satisfied that:


       (a)    SHARES


              on Completion, all Shares will be transferred to it and, immediately following Completion, all Shares will be registered in its name; and


       (b)    EMPLOYEES


              on Completion, each person listed in Schedule 3 has entered into the employment agreement and the employee proprietary information agreement referred to in clause 3.1(f) and remains an employee of the Company.


4.     PURCHASE PRICE


4.1    AMOUNT

       The Purchase Price for the purchase of the Shares is the aggregate of:


       (a)    FIRST INSTALMENT PAYMENT


              the first instalment payment of U.S.$5,000,000; and


       (b)    SECOND INSTALMENT PAYMENT


              the second instalment payment, being an amount equal to:


              (i) if not more than four of the persons listed in Schedule 3, other than Excluded Employees, have voluntarily terminated, or given notice of the termination of, their employment with the Company on or before the first anniversary of the Completion Date, U.S.$5,000,000; or


              (ii) if more than four of the persons listed in Schedule 3, other than Excluded Employees, have voluntarily terminated, or given notice of the termination of, their employment with the Company on or before the first anniversary of the Completion Date, U.S.$2,500,000, adjusted, in each case, by any deduction under clause 9.6.


4.2    ENTITLEMENT TO VENDOR'S PROPORTION OF PURCHASE PRICE

       Subject to clauses 1.6(d) and 9.6, each Vendor is entitled to the Vendor's Proportion of the First Instalment Payment and the Second Instalment Payment.

4.3    CORE ACQUISITION PRICE

       The Purchase Price does not include any capitalised interest and the parties agree that the Purchase Price is the "lowest price" for the purposes of valuing the property in accordance with section EH 48(3)(a) of the Income Tax Act 1994. The parties agree that they will compute their respective taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their respective tax returns accordingly.


5.     PENDING COMPLETION


5.1    CONDUCT PRIOR TO COMPLETION

       Pending Completion, the Vendors must, unless the Vendors have the prior written consent of the Purchaser to act otherwise, and except for the Permitted Transfer:


       (a)    OPERATE THE BUSINESS


              ensure that the Company operates and conducts the Business and maintains the Goodwill in accordance with good business practice;


       (b)    NOT ACQUIRE OR DISPOSE OF ASSET


              ensure that the Company does not acquire or dispose of any Assets other than in the normal course of trading and on arms-length commercial terms for full value;


       (c)    NOTIFY PURCHASER


              procure that the Vendors' Representative promptly notifies the Purchaser of any events which may be material to the Assets, the Business or the Company;


       (d)    AGREEMENTS


              ensure that the Company does not enter into any agreement or other commitment which:


              (i) provides over its term for the payment or receipt of any amount exceeding N.Z.$10,000; or

              (ii) has a term of more than six months and provides over its term for the payment or receipt of any amount exceeding N.Z.$25,000;


       (e)    MAJOR TRANSACTIONS


              ensure that the Company does not enter into any major transaction (as that term is defined in section 129 of the Companies Act);


       (f)    ALTERED STRUCTURE


              ensure that the Company does not:


              (i)    issue any shares, options or other securities; or


              (ii) declare or pay any dividend or other Distribution (except as provided for in this Agreement or in the Financial Statements); or


              (iii) effect any distribution of any Assets or make any loan or other payment (other than a payment in the ordinary course of business) to its shareholders or any other person; or


              (iv)   buy-back any of its own shares; or


              (v)    redeem any shares; or


              (vi)   transfer any shares held as treasury stock;


       (g)    RIGHTS ATTACHING TO SHARES


              ensure that no action is taken, or omitted to be taken, by the Company, a Vendor, the Vendors or any other person which may adversely affect the rights attaching to the Shares;


       (h)    LEGAL MATTERS


              procure that the Vendors' Representative promptly notifies the Purchaser of any legal claims, proceedings or investigations which may occur, be threatened, brought, asserted or commenced against the Company or its directors; and


       (i)    EMPLOYEES


              ensure that the Company does not employ any new employees with an annual remuneration package in excess of N.Z.$30,000, or terminate the employment of any employees except for the termination of any employee's employment for justifiable cause.


5.2    ACCESS FOR DUE DILIGENCE

       The Vendors must ensure that, from the date of this Agreement, the Purchaser and its representatives will have such access as they may reasonably request to the Property and to the Company's employees, books of account, computerised records, agreements, plant and equipment, stock and all information relating to the Company, except for any Confidential Agreements. The Vendors must cause the Company's directors, officers, employees, auditors and lawyers to co-operate with, and make all information relating to the Company available to the Purchaser and its advisers in a full and timely manner, except for the Confidential Agreements.


5.3    BREACH OF WARRANTY

       The Vendors undertake with the Purchaser that:


       (a)    DISCLOSURE


              they will procure that the Vendors' Representative discloses immediately in writing to the Purchaser any matter or circumstance which may arise or become known to any of them before Completion which does, or may constitute a breach of, or is inconsistent with, any of the Warranties or could have a Material Adverse Effect on the Company; and


       (b)    NO BREACH OF WARRANTIES


              pending Completion they will not do, or omit to do, or allow anything to be done, as a result of which any Warranty is or may be untrue, misleading or inaccurate as at Completion.


6.     COMPLETION


6.1    TIME AND PLACE

       Completion is to take place at or about 11.30 a.m. on the Completion Date at the offices of the Company at level 3, Telecom House, 17 Market Grove, Lower Hutt.


6.2    VENDOR'S OBLIGATIONS

       At Completion, each Vendor must deliver to the Purchaser:


       (a)    SHARE TRANSFERS AND CERTIFICATES


              a registrable transfer of the Vendor's Shares executed by the Vendor in favour of the Purchaser, together with the relevant share certificates, or a certificate from a director of the Company (which may be in respect of all Shares) certifying that no share certificates have been issued;


       (b)    WAIVERS


              any waivers or consents, whether under the Company's constitution or otherwise, additional to those specified in clause 2.2 which are required to enable the Purchaser to be registered as the holder of the Shares, each such waiver or consent to be in a form acceptable to the Purchaser; and


       (c)    RELEASES
              releases of all encumbrances (if any) over the Vendor's Shares and releases of any guarantees or indemnities given by the Company, in a form acceptable to the Purchaser.


6.3    VENDORS' OBLIGATIONS

       At Completion, the Vendors must deliver, or must procure that the Vendors' Representative delivers, to the Purchaser:


       (a)    VENDORS' REPRESENTATIVE CERTIFICATE


              an unqualified certificate executed by the Vendors' Representative confirming, on behalf of the Vendors, that, as at the Completion Date, no Warranty is untrue, misleading or has been breached;


       (b)    RESIGNATIONS


              the written resignations of each director of the Company notified by the Purchaser to the Vendors' Representative from his or her office as director with written confirmation that he or she is owed no money by the Company and has no claim against the Company, in a form acceptable to the Purchaser;


       (c)    STATUTORY BOOKS


              the common seal (if any), certificate of registration, minute book, share register, interests register and all other statutory registers of the Company;


       (d)    BOARD RESOLUTIONS


              a unanimous resolution in writing of the board of directors of the Company (passed prior to the taking effect of the resignations referred to at clause 6.3(b) above):


              (i) revoking all mandates to bankers and giving authority in favour of the directors appointed under paragraph (iii) below, or other persons nominated by the Purchaser, to operate the Company's bank accounts;


              (ii)   approving for registration the transfers of the Shares;


              (iii) appointing such persons as the Purchaser may nominate to be directors of the Company; and


              (iv) passing such administrative resolutions as the Purchaser may reasonably require;


       (e)    SHAREHOLDER RESOLUTIONS


              a unanimous resolution in writing of the shareholders of the
              Company:


              (i) appointing such persons as the Purchaser may nominate to be directors of the Company; and

              (ii) passing such administrative resolutions as the Purchaser may reasonably require;


       (f)    VENDORS' SOLICITORS LETTER


              the opinion referred to in clause 3.1(g) in final form, dated the Completion Date and signed by the Vendors' Solicitors; and


       (g)    OTHER RECORDS


              all such other resolutions, documents or records as may reasonably be required by the Purchaser (and notified to the Vendors' Representative) to implement this Agreement.


6.4    PAYMENT

       The Purchase Price must be paid in accordance with this clause 6.4.


       (a)    COMPLETION


              At Completion, immediately after each Vendor has complied with clause 6.2 and the Vendors have complied with clause 6.3, the Purchaser must pay to the Vendors' Solicitors the First Instalment Payment.


       (b)    FIRST ANNIVERSARY OF COMPLETION


              On the first anniversary of the Completion Date (or, if that day is not a Business Day, on the next following Business Day), the Purchaser must pay to the Vendors' Solicitors the Second Instalment Payment, less any deductions made by the Purchaser in accordance with clause 9.6.


6.5    METHOD OF PAYMENT

       Payments of the Purchase Price to be made by the Purchaser under this Agreement will be made to the Vendors' Solicitors:


       (a)    SAME DAY FUNDS


              on the due date in same day cleared funds; and


       (b)    FREE AND CLEAR


              free of any deduction, withholding, set-off, counterclaim, restrictions or conditions (other than as provided in clause 9.6).


6.6    VENDORS' SOLICITORS OBLIGATIONS

       The Vendors' Solicitors are to be responsible, and the Purchaser is to have no responsibility, for the payment to each Vendor of the Vendors' Proportion of the First Instalment Payment and the Second Instalment Payment. Payment by the Purchaser of the First Instalment Payment and the Second Instalment Payment to the Vendors' Solicitors is a full discharge of the Purchaser's obligations under clauses 6.4(a) and (b) (as the case may be).

7.     DEFAULT


7.1    VENDOR OR VENDORS IN DEFAULT

       If a Vendor does not, or the Vendors do not, fulfil his, her or their respective obligations under clause 6 then, without prejudice to any other rights or remedies available to the Purchaser, the Purchaser may sue the Vendor or the Vendors, as the case may be, for specific performance, or cancel this Agreement and sue the Vendor or the Vendors, as the case may be, for damages.


7.2    PURCHASER IN DEFAULT

       If the Purchaser does not fulfil the Purchaser's obligations in clause 6 then, without prejudice to any other rights or remedies available to, the Vendors (but not a Vendor) may sue the Purchaser for specific performance, or cancel this Agreement and sue the Purchaser for damages.


7.3    DEFAULT INTEREST

       If any party does not pay any sum payable by it under this Agreement as and when due and in the manner provided in this Agreement, it must pay Default Interest on that unpaid sum in the currency in which the unpaid sum is due. Default Interest is to accrue on any unpaid sum from day to day from the due date to the date of actual payment, both before and after judgment. Interest on overdue payments is to be capitalised monthly. The demand for or the payment of Default Interest is not in substitution for, or to the exclusion of, any rights or remedies otherwise available to a party under this Agreement.


8.     NON-SOLICITATION AND NON-HIRING


8.1    UNDERTAKINGS

       As further consideration for the Purchaser agreeing to purchase the Shares from the Vendors on the terms contained in this Agreement, each Vendor undertakes with the Purchaser that he or she will not (except with the prior written consent of the Purchaser):


       (a)    NOT SOLICIT EMPLOYEES


              at any time during the term of his or her employment by the Company, and for a period of twelve months from the date of termination of such employment, directly or indirectly for himself or herself or on behalf of or in conjunction with any other person, directly or indirectly, solicit or entice any employee of the Company to terminate his or her employment with the Company; or


       (b)    NOT TO EMPLOY


              at any time engage or employ (directly or indirectly) any person who is an employee of the Company, while Vendor is employed by the Company and for a period of 12 months following the termination of Vendor's employment by the Company, without the prior written consent of the Purchaser; or

       (c)    INTELLECTUAL PROPERTY RIGHTS


              at any time after Completion, use or disclose to any other person any Intellectual Property Rights.


8.2    UNDERTAKINGS INDEPENDENT

       Each undertaking contained in clause 8.1 is to be read and construed independently of the other undertakings contained in that clause so that if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining undertakings are to be valid to the extent that they are not held to be so invalid.


8.3    REASONABLE UNDERTAKINGS

       (a)    VALUE OF SHARES


              The value of the Shares upon which the Purchase Price has been set and accepted by the Purchaser is dependent upon each Vendor giving the undertakings contained in this clause 8.


       (b)    REASONABLE UNDERTAKINGS


              The undertakings contained in this clause 8 are reasonable and have been given for the protection of the Goodwill.


8.4    MODIFICATION

       If any undertaking is held to be invalid as an unreasonable restraint of trade or for any other reason but would have been valid if part of the wording had been deleted or the period reduced or the range of activities or area dealt with reduced in scope, those undertakings are to apply with those modifications necessary to make them valid and effective.


8.5    ASSIGNMENT

       The Purchaser may assign the benefit of the undertakings contained in this clause 8, in whole or in part.


8.6    EQUITABLE RELIEF

       Each Vendor acknowledges that, if there is an alleged breach of this clause 8 by that Vendor, the Purchaser may seek equitable relief from that Vendor in addition to damages. In any proceedings brought by the Purchaser against a Vendor seeking equitable relief for a breach of this clause 8, neither the Vendor, nor any person directly or indirectly under his or her direction or control, may claim that the breach is one which may not or ought not to be the subject of equitable relief.

9.     WARRANTIES


9.1    VENDORS' REPRESENTATIONS

       (a)    EACH VENDOR'S WARRANTY


              Each Vendor represents and warrants to the Purchaser in the terms of the Warranties in clauses 2.1 and 2.2 of Schedule 2 in the knowledge that the Purchaser is entitled to rely on the truth of the statements contained in those Warranties. Each of those Warranties is to be repeated by the Vendor continuously from the date of this Agreement until Completion, and remain in effect by reference to the facts and circumstances then existing.


       (b)    THE VENDORS' WARRANTIES

              The Vendors represent and warrant to the Purchaser in the terms of the Warranties (other than the Warranties in clauses 2.1 and 2.2 of Schedule 2) in the knowledge that the Purchaser is entitled to rely on the truth of the statements contained in those Warranties. Each of those Warranties is to be repeated by the Vendors continuously from the date of this Agreement until Completion, and remain in effect by reference to the facts and circumstances then existing.


9.2    NOTICE OF WARRANTY CLAIMS

       All Warranty claims made by the Purchaser against a Vendor or the Vendors (as the case may be) under this Agreement are to be in writing and delivered to the Vendors' Representative or the Vendors' Solicitors, and any notice under this clause is to specify in reasonable detail the matter which gives rise to the breach, the nature of the breach and the amount claimed. All claims so made (other than in respect of the Warranties in clauses 2.1 and 2.2 of Schedule 2) are to be deemed to have been made against all Vendors.


9.3    LIMIT ON CERTAIN WARRANTY AND INDEMNITY CLAIMS

       (a)    LIMITED LIABILITY


              Subject to paragraph (b) below, the Vendors' maximum aggregate joint and several liability:


              (i) (including under clause 9.8(a)) in relation to Warranty claims; and


              (ii)   under clause 9.8(c),


              is limited to an amount equivalent to the Second Instalment
              Payment.


       (b)    EXCEPTION TO LIMITED LIABILITY


              Notwithstanding paragraph (a) above:


              (i) a Vendor's several liability (including under clause 9.8(a)) in relation to any Warranty claim which relates to the Warranties in clauses 2.1 and 2.2 of Schedule 2 is unlimited; and

              (ii) the Vendors' aggregate joint and several liability (including under clause 9.8(a)) in relation to any Warranty claim which relates to the Warranties in clauses 2.3 and
                     2.4 of Schedule 2 is unlimited.


       (c)    LIMIT ON PURCHASER'S REMEDIES


              Where a matter arises in respect of which the Vendors' liability is limited under clause 9.3(a), the Purchaser agrees that its remedies in respect of that matter are limited to equitable remedies, any rights of cancellation at law or under this Agreement and the right to make the deduction from the Second Instalment Payment specified in clause 9.6.


9.4    PERIOD FOR WARRANTY CLAIMS

       The Purchaser may not make any Warranty claims after the end of the period of twelve months following the Completion Date.


9.5    WARRANTIES QUALIFIED

       Each of the Warranties is given subject to:


       (a)    AGREEMENT


              anything done, or omitted to be done, either under any express provision of this Agreement or after the date of this Agreement at the request in writing, or with the prior written approval, of the Purchaser; and


       (b)    DUE DILIGENCE MATERIAL


              any matter to the extent that it is fully and fairly disclosed in the Due Diligence Material or the Vendors' Solicitors' draft opinion referred to in clause 3.1(g),


       but is subject to no other qualification. No other information relating to the Company of which the Purchaser has knowledge (whether actual, constructive or implied) is to preclude or affect any claim for a breach of Warranty or reduce any amount recoverable by the Purchaser.


9.6    REDUCTION OF PURCHASE PRICE

       In addition to any other rights or remedies of the Purchaser against a Vendor or the Vendors (but subject to clause 9.3(c)), the Purchaser may deduct and retain the aggregate amount (in this clause 9, the INDEMNIFICATION AMOUNT) of each loss, damage, cost or expense for which the Purchaser or the Company is entitled to be indemnified under clause
       9.8 or in respect of which the Purchaser has made a Warranty claim pursuant to clause 9.2:


       (a)    A VENDOR


              where the claim for indemnification or the Warranty claim is made against a Vendor only, from the Second Instalment Payment up to the amount of the Vendor's Proportion of the Second Instalment Payment, and the amount of the Vendor's entitlement to participate in the Second Instalment Payment and the amount of the Second Instalment Payment that must be paid by the Purchaser will be reduced accordingly; or

       (b)    ALL VENDORS


              where the claim for indemnification or the Warranty claim is made against (or in the case of a Warranty claim is deemed to be made against) the Vendors, from the Second Instalment Payment up to the amount of that Second Instalment Payment, and the amount of the Second Instalment Payment that must be paid by the Purchaser will be reduced accordingly.


9.7    CURRENCY CONVERSION OF INDEMNIFICATION AMOUNT

       For the purposes of clause 9.3(a) and clause 9.6, the Indemnification Amount (or other relevant amount) is to be expressed in U.S. dollars and is to be the aggregate amount of U.S. dollars that will be required by the Purchaser or the Company (as the case may be) to purchase the amount in the relevant currency of each loss, damage, cost or expense that was, or is expected to be, suffered or incurred by the Purchaser or the Company at the average of the spot rates of exchange for the purchase of that currency notified to the Purchaser by Silicon Valley Bank, Santa Clara, California, USA, or such other financial institution that is acceptable to the Purchaser for the five Business Days immediately preceding the second Business Day prior to the first anniversary of the Completion Date.


9.8    INDEMNITY

       Subject only to clause 9.3(a), each Vendor and the Vendors must indemnify and keep indemnified the Purchaser against any loss, damage, cost or expense (including legal or other costs associated with the enforcement of this Agreement) suffered or incurred, or expected to be suffered or incurred, by the Purchaser or by the Company arising directly or indirectly from:


       (a)    BREACH OF WARRANTY


              the breach of any Warranty made by it or them (as the case may be); or


       (b)    BREACH OF OTHER PROVISION


              the breach of any other provision of this Agreement binding on it or them (as the case may be) (a STIPULATION); or


       (c)    ACQUISITION OF SHARES


              the purchase of the Shares by the Purchaser except if such loss, damage, cost or expense arises solely and directly from any breach of a warranty in, or other provision of, this Agreement by the Purchaser, such loss, damage, cost and expense to include, without limitation:


       (d)    COST OF RESTORATION


              any cost of correcting or restoring the subject matter to the warranted or covenanted state or condition; and

       (e)    DIFFERENCE IN VALUE


              any difference in value between the actual value of the subject matter of any Stipulation on the Completion Date and the value it would have had if the relevant Stipulation were true and accurate or had otherwise been complied with.


       The loss, damage, cost or expense is to be determined without taking account of any increase in the value of the Shares arising from any offsetting factor.


9.9    GROSS-UP

       If:


       (a)    DEDUCTION OR WITHHOLDING


              a Vendor is, or the Vendors are, required by law to make any deduction or withholding from any sum payable by it or them to the Purchaser under this Agreement; or


       (b)    PAYMENT OF TAXATION


              the Purchaser or any person on its behalf is required by law to make any payment on account of taxation in relation to any amount received or receivable by the Purchaser or that person under this Agreement, then the sum payable by that Vendor, or the Vendors, will be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment the Purchaser or that person receives and retains (free of any liability in respect of any such deduction, withholding or payment) a net sum equal to the sum that the Purchaser or that person would have received and retained had no deduction, withholding or payment been made.


9.10   CANCELLATION

       If, pending Completion:


       (a)    BREACHES OBLIGATIONS


              a Vendor fails, or the Vendors fail, to perform any of his, her or their respective obligations in any material respect under this Agreement;


       (b)    BREACHES WARRANTIES


              any circumstances exist or arise which have the effect of making any of the Warranties materially incorrect or untrue; or


       (c)    ADVERSE CIRCUMSTANCES


              a Vendor, the Vendors or the Purchaser becomes aware of any event or circumstance which has or may have a Material Adverse Effect on the Company,


the Purchaser may, at the Purchaser's absolute discretion, give the Vendors' Representative notice cancelling this Agreement at any time prior to Completion. This right of cancellation is in addition to, and not limited by, any other rights or remedies of the Purchaser against the Vendors or any of them. If the Purchaser does not exercise its rights under this clause, its other rights and remedies under this Agreement or at law are not to be prejudiced. Any notice given under this clause 9.10 is to be effective as against the Vendors or any of them if given to the Vendors' Representative or the Vendors' Solicitors.


9.11   TRUTH OF THE WARRANTIES ESSENTIAL

       Each Vendor acknowledges, and the Vendors acknowledge, that they and the Purchaser have agreed that the truth of the statements contained in the Warranties and the fulfilment by that Vendor, and the Vendors, of all of their respective obligations under this Agreement, are essential to the Purchaser.


9.12   CERTIFICATES CONCLUSIVE

       A certificate by the Purchaser of any amount payable under this Agreement is to be conclusive evidence for all purposes including for any proceedings.


10.    VENDORS' REPRESENTATIVE


10.1   APPOINTMENT OF VENDORS' REPRESENTATIVE

       Each Vendor irrevocably appoints the Vendors' Representative, and the Vendors' Representative accepts the appointment, to act as the Vendor's agent under this Agreement with all powers expressly delegated to him by this Agreement, together with all other powers reasonably incidental to those powers.

       (a)    POWERS


              In the exercise of the Vendors' Representative's rights, powers, obligations and discretions under this Agreement, the Vendors' Representative must act in accordance with the instructions (if any) of the Vendors, including any instructions or guidelines contained in any other document or agreement between the Vendors' Representative and the Vendors and, in each case, may take any other action reasonably incidental thereto.

       (b)    NO OBLIGATION TO INVESTIGATE AUTHORITY


              As between the Vendors and the Vendors' Representative on the one hand, and the Purchaser on the other, all action taken by the Vendors' Representative under this Agreement will be taken to be authorised by the Vendors and to be in accordance with the instructions of the Vendors.

       (c)    SATISFACTION


              Provided that the Purchaser satisfies its obligations to the Vendors' Representative in relation to any matter under this Agreement, the Purchaser will be taken to have satisfied its obligations to each Vendor in relation to that matter.

10.2   REPLACEMENT OF VENDORS' REPRESENTATIVE

       (a)    RETIREMENT OF VENDORS' REPRESENTATIVE


              The Vendors' Representative may retire at any time without assigning any reason upon giving 10 Business Days' written notice to the Purchaser and each Vendor, subject to the due appointment of a new vendors' representative.


       (b)    REMOVAL OF VENDORS' REPRESENTATIVE


              The power to remove the Vendors' Representative is vested in the Vendors. The Vendors may remove the Vendors' Representative by way of a resolution in writing approved by a majority of the Vendors entitled to vote and voting. Subject to clause 1.6(d), each Vendor has one vote on any resolution to remove the Vendors' Representative. Removal of the Vendors' Representative is subject to the due appointment of a new vendors' representative.


       (c)    APPOINTMENT OF NEW VENDORS' REPRESENTATIVE


              The power to appoint a new vendors' representative is vested in the Vendors. The Vendors may appoint a new vendors' representative by way of a resolution in writing approved by a majority of the Vendors entitled to vote and voting. Subject to clause 1.6(d), each Vendor has one vote on any resolution to appoint a new vendors' representative.


10.3   LIABILITY OF VENDORS' REPRESENTATIVE TO PURCHASER

       As between the Purchaser on the one hand and the Vendors' Representative on the other, the Vendors' Representative will have no liability to the Purchaser for the performance of his obligations, or the exercise of his rights, as Vendors' Representative under this Agreement except in the case of fraud, bad faith or gross negligence. This clause does not affect the liability of the Vendors' Representative as a Vendor under this Agreement.


11.    NOMINATED TRANSFEREE


11.1   NOMINATION OF NOMINATED TRANSFEREE

       The Purchaser may give notice to the Vendors' Representative (which notice must be given no less than two Business Days prior to the Completion Date) nominating a subsidiary of the Purchaser to take the transfers of the Shares from the Vendors at Completion. If any such notice is given, then no later than the Business Day prior to the Completion Date, the Purchaser must deliver to the Vendors' Representative a deed of accession duly executed by the Purchaser and the Nominated Transferee by which the Nominated Transferee agrees to become a party to this Agreement and to observe and perform the obligations of the Purchaser under this Agreement.


11.2   CONSEQUENCES OF NOMINATION

       (a)    PURCHASER NOT RELEASED


              Notwithstanding any nomination made by the Purchaser under clause 11.1, and notwithstanding the transfer of the Shares to the Nominated Transferee, the Purchaser will not be released from its obligations under this Agreement, will remain a party to this Agreement, and will remain unconditionally liable to the Vendors to observe and perform all of the Purchaser's obligations under this Agreement (in accordance with this Agreement), including the obligation to pay the Purchase Price in accordance with this Agreement.


       (b)    NOMINATED TRANSFEREE'S RIGHTS


              The Nominated Transferee and any other person to whom the Nominated Transferee may transfer the Shares will be entitled to exercise all the rights of the Purchaser under this Agreement and will have the benefit of all representations, warranties, undertakings and obligations made or given to the Purchaser by a Vendor, the Vendors or the Vendors' Representative under this Agreement, and a Vendor, the Vendors and the Vendors' Representative will each have the same liability in all respects to the Nominated Transferee as if the Nominated Transferee was a party to, and named as the Purchaser under, this Agreement.


12.    EXPENSES


       Whether or not any of the transactions contemplated by this Agreement are completed, each of the parties is (unless otherwise specified in this Agreement) to bear its own legal and accountancy costs and other expenses of and incidental to the preparation, execution and Completion of this Agreement.


13.    DELAY


13.1   TIME OF ESSENCE

       Time is of the essence in the performance by the parties of their respective obligations under this Agreement.


13.2   EXERCISE OF RIGHTS AND WAIVERS

       No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party's obligations under this Agreement is to:


       (a)    OPERATE AS WAIVER


              operate as a waiver of or prevent the subsequent enforcement of that obligation; or


       (b)    NOT RELEVANT FOR OTHER BREACHES


              be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.


       No waiver by a Vendor, the Vendors or the Purchaser of their respective rights under this Agreement will be effective unless it is in writing and signed by the Vendors' Representative or the Purchaser (as the case may be).

14.    FURTHER ASSURANCES


       Each party must sign, execute and do all deeds, schedules, acts, documents and things as may reasonably be required by any other party effectively to carry out and give effect to the terms and intentions of this Agreement, whether before or after Completion.


15.    NON MERGER


       The obligations, warranties, undertakings and indemnities undertaken or given pursuant to this Agreement, to the extent not already performed at Completion, are not to merge on Completion, or on the execution or delivery of any document, pursuant to this Agreement, but are to remain enforceable to the fullest extent and notwithstanding any rule of law to the contrary.


16.    CONFIDENTIALITY AND ANNOUNCEMENTS


16.1   BUSINESS INFORMATION

       Each Vendor covenants with the Purchaser that he or she will not, either before or after Completion, use or disclose to any person any Confidential Information he or she has or acquires and will make every effort, including issuing legal proceedings, to prevent the use or disclosure of Confidential Information by any person, including, without limitation, any other person who was considered as a potential purchaser of the Shares.


16.2   NEGOTIATIONS

       Each party may announce the existence of this Agreement, but no party may make any disclosure relating to the terms of this Agreement and any confidential information about any other party to this Agreement to any third party (other than its professional advisers, or in connection with a financing transaction) without the prior written consent of the other parties. No party may make any press release or other public announcement related to this Agreement written or oral, without the prior written consent of the other party.


16.3   EXCEPTIONS

       The obligations contained in clauses 16.1 and 16.2 do not apply:


       (a)    REQUIREMENTS OF LAW OR STOCK EXCHANGE


              to the extent required by law or by the listing requirements of any relevant stock exchange; or


       (b)    FULFIL THE CONDITIONS


              to the extent reasonably required by a party to fulfil the Conditions; or


       (c)    PUBLIC DOMAIN


              to the extent that such information is already in the public domain.

              The parties are to consult with each other and use reasonable endeavours to agree on the form and timing of any public announcements or disclosure referred to in this sub-clause.


17.    ENTIRE AGREEMENT


       This Agreement and clauses 3, 4 and 6 of the Letter of Intent dated 10 July 2000 between the Purchaser, the Vendors and the Company:


       (a)    ENTIRE UNDERSTANDING


              constitute the entire understanding and agreement of the parties relating to the sale and purchase of the Shares; and


       (b)    SUPERSEDES PRIOR AGREEMENTS


              supersede and extinguish all prior agreements and understandings between the parties relating to that sale and purchase.


18.    SEVERABILITY


       If any provision of this Agreement is, or becomes, unenforceable, illegal or invalid for any reason, the relevant provision will be deemed to be modified to the extent necessary to remedy such unenforceability, illegality or invalidity or, if this is not possible, then the relevant provision will be severed from this Agreement without affecting the enforceability, legality or validity of any other provision of this Agreement.


19.    ASSIGNMENT


19.1   SUCCESSORS

       This Agreement is to be binding on and ensure for the benefit of the parties and their respective successors and permitted assignees or transferees.


19.2   VENDOR AND VENDORS' REPRESENTATIVE

       No Vendor nor the Vendors' Representative may assign or transfer all or part of his or her respective rights or obligations under this Agreement. Each Vendor acknowledges that the Purchaser may rely on the warranties and undertakings in this Agreement in giving warranties and undertakings to any subsequent purchaser of all or any of the Shares.


19.3   PURCHASER

       The Purchaser may assign or transfer its rights and obligations under this Agreement. Following assignment, the Purchaser will remain liable to the other parties in respect of any obligations so assigned. Each assignee or transferee of the Purchaser is to have the same rights against the other parties to this Agreement as if named in this Agreement as Purchaser.

20.    NOTICES


20.1   FORM OF NOTICE

       Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties. The initial facsimile number, address and relevant person or office holder of each party is set out under its name at the end of this Agreement.


20.2   NOTICE EFFECTIVE

       No communication is to be effective until received. A communication is to be deemed to be received by the addressee:


       (a)    FACSIMILE


              in the case of a facsimile, on the Business Day on which it is sent or, if sent after 5 p.m. (in the place of receipt) on a Business Day or, if sent on a non-Business Day, on the next Business Day after the date of sending;


       (b)    PERSONAL DELIVERY


              in the case of personal delivery, when delivered; and


       (c)    POST


              in the case of a letter, on the third Business Day after posting by fastpost or by airmail.


21.    AMENDMENTS


       No amendment to this Agreement is to be effective unless it is in writing and signed by the Purchaser and the Vendors' Representative on behalf of the Vendors and the Vendors' Representative, or the Purchaser, the Vendors and the Vendors' Representative.


22.    COUNTERPARTS


22.1   NUMBER OF COUNTERPARTS

       This Agreement may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute a single instrument. A party may enter into this Agreement by executing any counterpart.


22.2   FACSIMILE EXCHANGE

       This Agreement may be executed on the basis of an exchange of facsimile copies and execution of this Agreement by such means is to be a valid and sufficient execution.

23.    GOVERNING LAW


23.1   SUBMISSION TO NEW ZEALAND LAW

       This Agreement is to be governed by and construed by the laws of New Zealand. Subject to clause 24, each of the parties irrevocably and unconditionally agrees that the New Zealand courts have jurisdiction to hear and determine each suit, action or proceeding (PROCEEDINGS), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably submits to the jurisdiction of the New Zealand courts.


23.2   NON-EXCLUSIVE JURISDICTION

       Subject to clause 24, the submission to jurisdiction in clause 23.1 does not (and is not to be construed to) limit the rights of a party to take Proceedings against any of the other parties in another court of competent jurisdiction, nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.


24.    MEDIATION AND ARBITRATION


24.1   MEDIATION

       (a)    NO PROCEEDINGS


              Subject to clause 24.4, if a dispute (a DISPUTE) arises under or in relation to this Agreement (including any claim in tort, in equity or pursuant to any statute), no party may commence any legal or arbitration proceedings relating to the dispute unless the party has complied with this clause 24.1.


       (b)    NOTICE OF DISPUTE


              A party claiming that a dispute has arisen must give written notice to the other party specifying the nature of the dispute.


       (c)    INFORMAL DISPUTE RESOLUTION TECHNIQUES


              On receipt of that notice, the parties are to use all reasonable endeavours to resolve the dispute expeditiously using informal dispute resolution techniques such as mediation, expert appraisal or determination or similar techniques agreed to by them.


       (d)    MEDIATION


              If the parties do not resolve the dispute within 10 Business Days of the receipt of the notice (or any longer period agreed to by the parties in writing):


              (i) the parties are to refer the dispute to mediation which is to be conducted in terms of the LEADR New Zealand Inc. Standard Mediation Agreement;

              (ii) the mediation is to be conducted by a mediator and at a fee agreed to in writing by each party; and


              (iii) if the parties fail to agree to the mediator and/or the mediator's fee within five Business Days of the reference of the dispute to mediation under clause 24.1(d)(i), the mediator is to be selected, and/or the mediator's fee is to be determined, by the Chair for the time being of LEADR New Zealand Incorporated.


       (e)    ARBITRATION OR LEGAL PROCEEDINGS


              If the dispute is not resolved by mediated agreement or otherwise within 20 Business Days of the reference of the dispute to mediation under clause 24.1(d)(i), either party may refer the dispute to arbitration in accordance with clause 24.2.


24.2   ARBITRATION

       (a)    SINGLE ARBITRATOR


              If a dispute is referred to arbitration under clause 24.1, it is to be determined by:


              (i)    a single arbitrator agreed to by the parties; or


              (ii) failing agreement within 10 Business Days, a single arbitrator appointed by the President of the New Zealand Law Society for the time being or by the President's delegate appointed in writing for this purpose in accordance with the Arbitration Act 1996.


       (b)    CONDUCT OF ARBITRATION


              The arbitration is to be held in Wellington and is to be conducted in accordance with the Arbitration Act 1996.


24.3   LIMITED RECOURSE TO COURTS

       Each party agrees that it will not commence any legal proceedings under or in relation to this Agreement, except:


       (a)    SET ASIDE ARBITRATION AWARD


              by way of an application to set aside an award of the arbitrator in accordance with clause 34 of the First Schedule to the Arbitration Act 1996; or


       (b)    CLAUSE 24.4


              where clause 24.4 applies.

24.4   EQUITABLE REMEDIES

       Nothing in this clause 24 prevents any party from seeking through legal proceedings an injunction, an order for specific performance or other equitable remedy in respect of any breach or threatened breach of this Agreement.


24.5   VENDORS' REPRESENTATIVE

       (a)    ACTION BY VENDORS


              Any action to be taken by a Vendor or the Vendors in relation to the Purchaser under this clause 24 may be taken by the Vendors' Representative on that Vendor's behalf or those Vendors' behalves.


       (b)    ACTION BY PURCHASER


              Any notice to be given by the Purchaser to, or any agreement to be reached by the Purchaser with, a Vendor or the Vendors under this clause 24 may be given to, or reached with, the Vendors' Representative.

EXECUTION

EXECUTED as an Agreement


TURNSTONE SYSTEMS, INC.



By: /s/ Richard N. Tinsley
    ----------------------------------------
    Richard N. Tinsley
    President and Chief Executive Officer



ADDRESS OF TURNSTONE SYSTEMS, INC.

ADDRESS            2220 Central Expressway          FACSIMILE    001-408-907 1401
                   Santa Clara, CA 95050
ATTENTION          General Counsel                  TELEPHONE    001-408-907 1400


THE VENDORS


/s/ Linda June Abbott
-------------------------------------------
Linda June Abbott

/s/ Colin Derek Baker
-------------------------------------------
Colin Derek Baker

/s/ Lorraine Carryer
-------------------------------------------
Lorraine Carryer

/s/ Catherine Sorene Croucher
-------------------------------------------
Catherine Sorene Croucher

/s/ John Patrick Fotheringham
-------------------------------------------
John Patrick Fotheringham

/s/ Andrew Bruce Fordyce
-------------------------------------------
Andrew Bruce Fordyce

/s/ Lois Kathryn Fordyce
-------------------------------------------
Lois Kathryn Fordyce

/s/ William Ronald Forster
-------------------------------------------
William Ronald Forster

/s/ Berend Evert Hendrik Gordon
-------------------------------------------
Berend Evert Hendrik Gordon

/s/ Kevin Walter Gwynn
-------------------------------------------
Kevin Walter Gwynn

/s/ Shane William Harrison
-------------------------------------------
Shane William Harrison

/s/ Rory Stephen Latchem
-------------------------------------------
Rory Stephen Latchem

/s/ Jane Latchem
-------------------------------------------
Jane Latchem

/s/ Owen James Vincent Lynch
-------------------------------------------
Owen James Vincent Lynch

/s/ Jan Maree Page
-------------------------------------------
Jan Maree Page

/s/ Graham Parkins
-------------------------------------------
Graham Parkins

/s/ Katherine Mary Dent Rennie
-------------------------------------------
Katherine Mary Dent Rennie

/s/ Brett John Woollard
-------------------------------------------
Brett John Woollard

/s/ Gordon Patrick Worsley
-------------------------------------------
Gordon Patrick Worsley

/s/ Lynley Jane Worsley
-------------------------------------------
Lynley Jane Worsley

ADDRESS OF VENDORS

ADDRESS                 C/- Paragon Solutions Limited                  FACSIMILE    0064-4-570 3888
                        Level 3, Telecom House
                        17 Market Grove, Lower Hutt, New Zealand
ATTENTION               The Vendors' Representative                    TELEPHONE    0064-4-570 3887


VENDORS' REPRESENTATIVE

/s/ Graham Parkins
-------------------------------------------
Graham Parkins




ADDRESS OF VENDORS' REPRESENTATIVE

ADDRESS                 C/- Paragon Solutions Limited                  FACSIMILE    0064-4-570 3888
                        Level 3, Telecom House
                        17 Market Grove, Lower Hutt, New Zealand

ATTENTION               Graham Parkins                                 TELEPHONE    0064-4-570 3887

SCHEDULE 2: WARRANTIES


1.     INFORMATION


1.1    ALL INFORMATION

       All information:


       (a) contained in the Introduction to this Agreement and the Due Diligence Material; and


       (b) in respect of the Company given by or on behalf of the Vendors (whether by any director, agent, employee or professional adviser of the Vendors) to the Purchaser or any adviser or representative of the Purchaser, is accurate and complete and is not misleading in any material particular, whether by inclusion of misleading information or omission of material information.


1.2    NO OMISSION

       No material information has been omitted to be disclosed by the Vendors to the Purchaser in writing which, if disclosed, would be likely to lead a proposing Purchaser for value of the Shares to:


       (a)    reduce its assessment of the value of the Shares; or


       (b) reverse its decision to purchase the Shares on the terms of this Agreement.


2.     THE SHARES


2.1    TITLE

       The Vendor has legal and beneficial title to the Vendor's Shares free of encumbrances.


2.2    POWER

       The Vendor has the right and power to sell the Vendor's Shares on the terms set out in this Agreement.


2.3    FULLY PAID

       The Shares are fully paid and no money is owing in respect of them.


2.4    NO OTHER SHARES OR RIGHTS

       The Shares comprise all the issued shares in the capital of the Company. The Company has not issued any option to subscribe for equity capital or loan capital in the Company to any person. No person has any right to call for the issue or transfer of equity capital or loan capital in the Company at any time.

3.     CONSTITUTION


       There has been no alteration to the constitution of the Company. The affairs of the Company have been conducted in accordance with its constitution.


4.     FINANCIAL MATTERS


4.1    ACCURACY OF THE FINANCIAL STATEMENTS

       The Financial Statements:


       (a) comply with the provisions of the Financial Reporting Act 1993 and have been prepared under GAAP, and are complete and accurate in all respects;


       (b) have been prepared on a basis consistent with the basis on which all audited financial statements of the Company have generally been prepared;


       (c) give a true and fair view of the assets and liabilities and the state of affairs, financial position and results of the Company as at the Balance Date and the financial performance of the Company for the financial periods ended 31 March 1999 and 2000;


       (d) are not affected by any abnormal, extraordinary or non-recurring item;


       (e) make full provision for all liabilities including liabilities for long service leave and annual leave entitlements; and


       (f) give full particulars in the notes of all contingent liabilities and commitments and any other liabilities which cannot be quantified under GAAP.


4.2    FINANCIAL BOOKS AND RECORDS

       The books and records of the Company (other than the Financial Statements) accurately set out and disclose in all material respects the financial condition of the Company. All financial transactions of the Company have been accurately recorded in all material aspects in such books and records. Such books and records:


       (a) accurately reflect in all material respects the basis for the financial condition and the revenues, expenses, results of operations and financial performance of the Company shown in the Financial Statements; and


       (b) present fairly in all material respects the financial condition and the revenues, expenses, results of the operations and financial performance of the Company.


4.3    NO REVALUATION

       Since the Balance Date there has been no revaluation of any Asset.

4.4    FINANCING

       The Company has not and is not engaged in financing of a type which is not required to be shown or reflected in its financial statements.


5.     OPERATION OF THE BUSINESS SINCE BALANCE DATE


       Since the Balance Date there has not been any event or circumstance which could have a Material Adverse Effect on the Company.


6.     ASSETS


6.1    NO ENCUMBRANCES

       The Company has legal and beneficial title to all of its Assets, free from encumbrances, except:


       (a)    as expressly noted in the Financial Statements; or


       (b) for any item less than N.Z.$5,000 in value to which a supplier to the Company has retained title in the ordinary course of trade.


       The Company has not created, or agreed to create, any encumbrance in respect of any of its Assets.


6.2    NO OTHER INTEREST

       No person other than the Company, is entitled to possession of, or any interest in, any Assets.


7.     INTELLECTUAL PROPERTY


7.1    OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

       Other than those Intellectual Property Rights permitted to be transferred under the Permitted Transfer, the Company owns absolutely:


       (a)    all Intellectual Property Rights, free from any encumbrance; and


       (b) all rights in intellectual property necessary or desirable for the operation of the Business as it is currently conducted.


7.2    INTELLECTUAL PROPERTY

       There has not been:


       (a)    any infringement of the Intellectual Property Rights;

       (b) any act or omission which may affect the validity or enforceability of any Intellectual Property Rights; or


       (c)    any claim by any third party relating to Intellectual Property
              Rights.


7.3    NO TRADE MARK INFRINGEMENT

       The Company does not infringe and has not infringed any trade mark, patent, registered design or copyright or other intellectual property right of a third person and the Company has given an indemnity in respect of any infringement of intellectual property.


7.4    NO USER AGREEMENTS

       The Company is not:


       (a) a party to any user licence, know-how, information, assistance or development agreement; or


       (b) under any liability to make payments to any person in respect of any Intellectual Property Rights.

8.     MATERIAL COMMITMENTS


8.1    MATERIAL COMMITMENTS

       The Company is not party to any agreement which:


       (a) relates to the provision of financial accommodation to the Company;


       (b)    is outside the ordinary course of business;


       (c) is incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken;


       (d) involves the Company giving a guarantee, indemnity or letter of comfort in respect of, or to be otherwise contingently liable for, the obligations of, any other person;


       (e) involves any express warranty or guarantee, or any obligation to maintain, service, repair, repurchase or otherwise do or refrain from doing anything, in respect of goods or services provided by the Company;


       (f) is with any Related Company of the Company or of the Vendors or any of them;


       (g) restricts or prevents the Company from carrying on any activity or business in any area;


       (h) confers on any person any rights, or requires the Consent of any person, as a consequence of a change in the shareholding in, or composition of the board of, directors of the Company;


       (i) is likely to result in a loss to the Company on completion of performance;

       (j) is of an unusual, long term or onerous nature or cannot readily be performed by the Company without undue or unusual expenditure of money or effort;


       (k) requires an aggregate consideration payable by the Company in excess of N.Z.$25,000; or


       (l)    is for any reason considered material.


9.     PROPERTY


9.1    COMPLETE LIST

       The Property comprises all lands and buildings leased or occupied by the Company or in which the Company has any interest.


9.2    USE PERMITTED

       The use of the Property for the purposes for which it is now used is not precluded by any restrictive covenant or provision, legislation or order.


9.3    NO BREACH

       The Company is not in breach of any agreement with respect to, or any obligation affecting, the Property.


10.    COMPLIANCE WITH LAWS


10.1   COMPLIANCE

       There are no applicable requirements of any statute, regulation, or Public Authority with which the Company has not complied fully and in a timely manner.


10.2   ALL CONSENTS HELD

       The Company has all Consents required or desirable for carrying on the Business. No Consent is likely to be adversely affected in any manner. The Company is not in breach of the provisions of any Consent.


11.    LEGAL PROCEEDINGS


11.1   NO LITIGATION

       The Company is not, and has not in the last three years, been:


       (a) party to any investigation, prosecution, litigation, arbitration, proceedings or any other form of mediation or dispute resolution (except as plaintiff in normal debt collection proceedings); or

       (b)    subject to any investigation by any Public Authority.


11.2   NO CAUSE OF ACTION

       There is no cause of action relating to the Company or the Assets that could or might be used to commence legal proceedings, either civil or criminal.


11.3   NO PROCEEDINGS

       There are no enquiries pending before or threatened by, any Public Authority, and in particular the Company is not involved in any dispute with the Commissioner of Inland Revenue.


12.    STATUTORY RECORDS


12.1   ALL RECORDS KEPT

       The Company holds all accounting and other records which it is required by law to retain either indefinitely or for a particular period or periods and such records are properly and fully maintained.


12.2   DOCUMENTS OF TITLE

       All documents of title, or documents that otherwise evidence title, to the Assets are in the Company's possession or under the control of the Company.


13.    EMPLOYEES


13.1   FULL DISCLOSURE

       The Vendors' Representative has provided to the Purchaser in Agreed Form, the following details of each employee of the Company:


       (a)    all of the terms and conditions of the employment;


       (b)    all benefits provided (including discretionary benefits);


       (c)    details of any applicable redundancy policies;


       (d)    details of length of service;


       (e) accrued entitlements to leave (including, without limitation, annual leave, special leave (as defined in the Holidays Act 1981) and long service leave); and


       (f) details of any employee who has given or received notice of termination of employment.

13.2   NO DISPUTES WITH EMPLOYEES

       The Company is not involved in any personal grievance, wrongful dismissal claim, dispute, or any other claim with any of its employees, or former employees, or any person representing any employee or former employee. No event has occurred which might give rise to such a claim.


13.3   HEALTH AND SAFETY

       The Company is not involved in any health and safety investigation by any Public Authority nor have any events occurred which might give rise to any audit, prosecution, investigation or claim related to health and safety.


13.4   ACC RATING

       The Company's experience rating under the Accident Rehabilitation and Compensation Insurance (Experience Rating) Regulations 1993 has not led to its basic ACC employer premium being increased or loaded in the past or in the current premium liability year. To the Vendor's knowledge, there is no event that is likely adversely to affect the experience rating attributable to the Company.


13.5   SUPERANNUATION

       There is no claim for, nor is the Company under any legal liability to pay, any superannuation, pension, retirement, death, disability, employee insurance premium or any other similar payment to any past or present director, employee or contractor of the Company or any of their families or dependants and no such pension or payment is now being paid voluntarily.


14.    TAXATION


14.1   FULL PROVISION

       The Financial Statements make full provision or reserve for all taxation liable to be assessed on the Company or for which it may be accountable, including in particular (but without limitation) taxation of profits, gains, income, receipts, benefits and other items subject to taxation for any period ending on or before, and for any transactions or events occurring on or before the Balance Date.


14.2   TAXATION LIABILITY AFTER THE BALANCE DATE

       All of the Company's liability for taxation in respect of the period from the Balance Date to the Completion Date has been incurred in the ordinary course of business.


14.3   NO DEDUCTION DISALLOWED

       Since the Balance Date, the Company has not paid or agreed to make any payment or transfer which would not be allowable as a deduction in computing the profits of the Company in the relevant financial year for taxation purposes, other than in relation to the purchase of fixed assets in respect of which a depreciation allowance is available to the Company under section EG 1 of the Income Tax Act.

14.4   ALL DEDUCTIONS MADE

       Since Balance Date the Company has:


       (a) made all appropriate deductions from payments made by it and all consequent payments due as a result to the Inland Revenue Department and other relevant authorities; and


       (b) remitted the amount of these deductions to the Inland Revenue Department or any other relevant authority.


14.5   PROVISIONAL TAXATION PAID

       Since Balance Date the Company has made and will make payment in full when due to the Inland Revenue Department or any other relevant authority for each instalment of provisional tax of the Company in respect of periods commencing on or before Completion, together with any additional tax payable thereon.


14.6   NO TAXATION RELIEF REFUSED

       No transaction or event has occurred or arrangement been entered into in consequence of which the Company:


       (a)    has or may be deprived of relief otherwise available to it; or


       (b) is or may be held liable for any taxation relating to any period up to Completion, including taxation primarily chargeable against some other company or person (whether by reason of any such other company being or having been a member of the same group of companies or otherwise)


       for which provision has not been made in the Financial Statements or if occurring or entered into after the Balance Date has been incurred otherwise in the ordinary course of business.


14.7   ALL RETURNS MADE

       The Company has made all returns and supplied all information to the Inland Revenue Department, the Customs Department and other relevant authorities as is required by law. All returns and information supplied were correct and made on a proper basis and are not the subject of any dispute. The Company has kept and preserved those records as are required to be kept and preserved for the purpose of taxation and any Tax Act.


14.8   RESIDENCE

       The Company is a tax resident in New Zealand and not in any other country or jurisdiction and has and has had no branch, agency, place of business or permanent establishment outside New Zealand which may result in the Company being subject to tax in that other country.


14.9   G.S.T. REGISTRATION

       The Company:

       (a) is a registered person for the purposes of the Goods and Services Tax Act 1985;


       (b)    has complied in all respects with that Act; and


       (c) is not in default of any obligation to make any payment or return or notification under that Act.


14.10  NO TAXATION EVASION

       The Company has not at any time:


       (a) obtained or sought to obtain a taxation advantage through any fraud or evasion; or


       (b) obtained a taxation advantage from any arrangement to which section BG 1 of the Income Tax Act or section 76 of the Goods and Services Tax Act 1985 applies; or


       (c) made or entered into any arrangement, undertaking or scheme which was at the time it was entered into a sham or fiscal nullity.